Exhibit 4.5


                    Outdoor Systems, Inc.
               2502 North Black Canyon Highway
                   Phoenix, Arizona  85009



Mr. Arte Moreno
2502 North Black Canyon Highway
Phoenix, Arizona  85009


Dear Moreno:

     This is to confirm with you that your nonqualified options granted in 1989 and 1991 are and have been fully vested. Also this confirms your and our understandings that none of the final arrangements relating to such options has ever included any right or obligation on your part or on ours with respect to any indemnification, put, call, or right of first refusal or any similar right, except for your right to purchase the shares covered by such options. Accordingly, it has been your and our consistent agreement that the options and the shares subject to the options are not and have not been subject to any transfer restrictions imposed by or in favor of the undersigned or put obligations in favor of you.

     If the foregoing correctly reflects your understandings, please so indicate by signing this letter below.



                              Very truly yours,


                              OUTDOOR SYSTEMS, INC.


                                  /S/ William S. Levine

                              By: William S. Levine,
                                  Chairman





/S/ Arte Moreno
------------------
Arte Moreno

                AGREEMENT AND GRANT OF OPTION





Mr. Arthur Moreno
Outdoor Systems, Inc.
2810 W. Camelback
Phoenix, Arizona  85017



Dear Arte:

     I am happy to advise you that you have been selected by the Board of Directors (the "Board") of Outdoor Systems, Inc. (the "Corporation"), to receive a non-qualified stock option and that as of the date hereof, you were granted an option to purchase One Hundred Nineteen and 51/100 (119.51) shares of the Corporation's Common Stock (the "Shares") at a price of One Thousand Three Hundred Ten Dollars ($1,310.00) per share upon the terms and conditions set forth in this letter, subject, however, to your acceptance of the terms and conditions set forth herein.

     The Board has imposed the following terms and conditions relating to your option and its exercise:

     1. EXERCISE OF OPTION. You may exercise your option by delivery to the Corporation (in care of its Secretary, at 2810 West Camelback Road, Phoenix, Arizona 85017, or to such other person or place as the Corporation may designate to you in writing) of a written, irrevocable notice of exercise specifying the number of shares with respect to which the option is being exercised, together with payment of the exercise price for those shares in cash or by certified check. Any other form of exercise or tender may be refused by the Corporation, acting through the Board or otherwise, in its discretion. The option may be exercised for all or less than all the number of shares subject to the option, and may, during its term, be thereafter exercised as often as you choose for any shares as to which you might theretofore have exercised you option but have failed to do so.

     2. NONTRANSFERABLE. Your option is not transferable other than by will or the laws of descent and distribution and is exercisable, during your lifetime, only by you. You may not assign or otherwise transfer or encumber your option or any interest in your option to any person in any way.

     3.   TERMINATION.

     Your option will terminate as to all unexercised shares.

     (a)  Upon your death; except as modified by subparagraph
          3(c) hereof.

     (b) You incur any disability which prevents you from performing your duties, or substantially impairs your performance thereof for a consecutive period of sixty (60) days, or for any cumulative 180 days in a 12 month period (herein "Permanent Disability").

     (c)  Notwithstanding the foregoing:

          (1) In the event of your termination as an Employee by reason of Permanent Disability, while an Employee of the Corporation in good standing, you or your guardian on your behalf, will have a period of One Hundred Twenty (120) days after the date of such termination in which you may exercise the option granted herein as to any unexercised shares; subject, however, to the restrictions set forth in paragraph 6 hereof.

          (2) In the event of your death while an Employee of the Corporation in good standing, your legal representative will have a period of One Hundred Twenty (120) days after the date of your death to exercise the option granted herein as to any unexercised shares; subject, however, to the restrictions set forth in paragraph 6 hereof.

          (3)  This option will terminate after the aforesaid One
               Hundred Twenty (120) days with respect to all unexercised shares.

     4. SUFFICIENT AUTHORIZED STOCK. The Corporation will reserve or keep available at all times sufficient shares of common stock of the Corporation to permit the exercise of your option.

     5. NON-REGISTRATION. The shares of the Corporation to be issued to you upon exercise of your option will not be registered under the Securities Act of 1993, as amended (the "Act"), or any applicable state securities laws, in reliance on exemptions therefrom; and you, by your acceptance of this Agreement, represent that you are acquiring any shares with respect to which you exercise your options, for investment and not for resale or distribution. If in the opinion of counsel satisfactory to the Corporation no exemption from registration is then available, or if such issuance is otherwise in violation of applicable law at the time purchase rights are exercised under this option, the Corporation shall be under no obligation to issue Shares upon exercise of your option.

     6.   RESTRICTIONS ON DISPOSITION OF ACQUIRED SHARES.
All Shares acquired by you pursuant to this Agreement shall be acquired subject to the following restrictions and conditions:

          (a) No Shares may be sold, assigned, transferred, conveyed, granted, mortgaged, hypothecated or in any way alienated or encumbered except to the Corporation or a then existing shareholder of the Corporation, unless there has been previously obtained the written consent of all shareholders of the Corporation to the specific transaction intended. Any attempted transfer in violation of this provision shall be null and void AB INITIO and shall give the prospective transferee no rights in and to the Corporation or its stock.

          (b)  Notwithstanding the foregoing, you may
transfer acquired shares to members of your immediate family or to a corporation, partnership, or Trust wholly owned by you or members of your immediate family without prior consent of the other shareholders of the Corporation; provided, however, that such shares shall continue to be bound by all the conditions and restrictions of this Agreement, including limitations on transfer, that you give written notice to the Corporation of the transfer prior to its effective date and that, as a precondition to the effectiveness of such transfer, the person or persons acquiring such stock execute and deliver to the Corporation a document in which they covenant and agree to be bound by all the terms and conditions of this Agreement, specifically including the obligations to sell the stock to the Corporation on the terms and upon the happening of the events set forth herein.

          (c) If, you should voluntarily terminate your employment with the Corporation or if you are terminated because of Permanent Disability, as defined in subparagraph 3(a)(3) hereof, or if you should die while an employee of the Corporation, or if, you should desire to sell your acquired shares while an Employee in good standing, you agree that you, or your legal representative, will sell to the Corporation, or its nominee, at its election, all shares in the Corporation acquired by you, or which you may continue to have a right to acquire pursuant to this Agreement and Grant of Option. The purchase price for such shares shall be the fair market value of such shares on the date of termination or death, or notice of desire to sell, and shall be determined as set forth in paragraph 7 hereof. The date of closing of such sale shall be set by the Corporation, but shall, in the event of death or termination by reason of disability, be set for a period no earlier than thirty (30) days after the exercise of the limited right to exercise the option set forth in sub-paragraphs 3(c)(1) or 3(c)(2) hereof, or One Hundred Fifty (150) days after termination or death, whichever first occurs. The Purchase Price shall be payable at closing as follows:

          (1) Payment of a down-payment in an amount equal to the total cash paid by you or your legal representative in exercising your option granted pursuant to this Agreement.


          (2) Delivery of a promissory note of the Corporation providing for payment of the balance of the Purchase Price in One Hundred Twenty (120) equal amortized installments of principal and accrued interest, with interest on the unpaid principal balance accruing at a rate of six percent (6%) per annum. The first monthly payment shall be due on the first day of the first calendar month following the date of the closing, and payments shall be made monthly thereafter, on the first business day of each succeeding month, until the principal amount and accrued interest thereon are paid in full. The note shall further provide for acceleration and an interest rate of ten percent (10%) per annum in the event of default. All payments shall be applied first to accrued interest and then to principal.

          (3) All shares issued as a result of the exercise of the option granted pursuant to this Agreement shall bear a legend noting that the transfer of such shares are subject to the restrictions set forth herein.

     7. FAIR MARKET VALUE. For purposes of this Agreement and Grant of Option, the fair market value of the shares of stock of the Corporation shall be determined by Agreement between the Corporation and you or your legal representative. If such agreement is not reached within thirty (30) days from your termination, request to sell, or death, the fair market value of each share of stock shall be such share's pro-rata portion of (a) an amount equal to three (3) times the Gross Revenue of the Company for the twelve (12) month period immediately preceding your termination, request to sell, or death, as the case may be, less (b) the excess, if any, of the debt of the Corporation over assets of the Corporation on the date of termination.

     8. WITHHOLDING TAXES. You agree to pay to the Corporation or to make arrangements satisfactory to the Board to pay to the Corporation, at such time as any income is recognized by you with respect to this option, any federal, state, or local taxes of any kind required by law to be withheld on such income by the Corporation.

     9. REORGANIZATIONS. As contemplated by the terms of the Plan, the number of shares subject to your option and the exercise price for your option, like all other options under the Plan, are subject to appropriate adjustment by the Board for stock splits, recapitalizations and other comparable dilutive or contradilutive transactions affecting the Shares.

10. GOVERNING LAW. The Plan and this option granted to you thereunder are governed by, and shall be interpreted according to, the laws of the State of Arizona.

     11. BINDING EFFECT. This Agreement will be binding upon and inure to the benefits of the parties hereto and their respective heirs, successors, and permitted assigns.

     12. ACCEPTANCE. Please acknowledge your receipt of this letter, together with the materials referred to herein and your agreement to the terms and conditions of your option as set forth herein, by signing the enclosed copy of this letter and returning it promptly to the Secretary of the Corporation at 2810 West Camelback Road, Phoenix, Arizona 85017. Any questions concerning any matter relating to your stock option or should also be addressed to the Secretary.


                                   Very truly yours,

                                   OUTDOOR SYSTEMS, INC.

                                   By /S/ William S. Levine
                                   -------------------------
                                   William S. Levine
                                   Chairman of the Board and
                                   Secretary




ACCEPTED AND AGREED:


/S/ Arthur Moreno
-----------------
Arthur Moreno


/S/ April 3, 1989
-----------------

Date

                    OUTDOOR SYSTEMS, INC.
                  2810 West Camelback Road
                   Phoenix, Arizona  85017

                    As of January 1, 1991




Mr. Arthur Moreno
OUTDOOR SYSTEMS, INC.
2810 West Camelback Road
Phoenix, Arizona  85017

     Re:  First Amendment to Agreement and Grant of Option

Dear Arte:

     Outdoor Systems, Inc. (the "Corporation") and you have entered into an Agreement and Grant of Option as of April 3, 1989, a true, correct and complete copy of which is attached hereto as Exhibit A (the "Agreement"). Under the Agreement, you received a non-qualified stock option to purchase one hundred nineteen and 51/100 (119.51) shares of the Corporation's common stock (the "Shares") at a price of One Thousand Three Hundred Ten Dollars ($1,310) per share on the terms and conditions set forth in the Agreement.

     You and the Corporation have agreed to amend the Agreement in the manner hereinafter set forth.

     1. On the same terms and conditions set forth in the Agreement, the Corporation hereby grants to you the option to acquire Sixteen and 69/100 (16.69) shares of the Corporation's common stock at a price of $23,983.87 per share (the "Additional Shares"). All references in the agreement and in the First Amendment to "Shares" shall be deemed to include the Additional Shares.

     2. Section 6 of the Agreement is deleted and the following is substituted therefor:

          6.   RESTRICTIONS ON DISPOSITION OF ACQUIRED
     STOCK. All shares acquired by you pursuant to this Agreement shall be acquired subject to the following restrictions and conditions:

               (a)  The restrictions contained in Article
          II, Section 13 of the Corporation's Bylaws will also apply to the Shares, a copy of which is attached hereto as Exhibit B and by this reference is incorporated herein.

               (b)  If you are terminated because of
          Permanent Disability, as defined in subparagraph 3(a)(3) hereof, you agree that you, or your conservator, will sell to the Corporation (or at the Corporation's election, its nominee) and the Corporation agrees to purchase from you all shares in the Corporation acquired by you, or which you may continue to have a right to acquire pursuant to this Agreement and Grant of Option shall all shares acquired by you or which you may continue to have the right to acquire from Stephen J. Haberkorn pursuant to an Option Agreement dated October 1, 1988.

               (c) If you should voluntarily terminate your employment with the Corporation, or are terminated by the Corporation, you agree that you will sell to the Corporation (or its subsidiary Outdoor Systems of Texas, Inc. ("OSIT")), upon the Corporation's written election, all shares in the Corporation acquired by you, or which you may continue to have a right to acquire pursuant to the Agreement and Grant of Option and all shares acquired by you or which you may continue to have the right to acquire from Stephen J. Haberkorn pursuant to an option agreement dated October 1, 1988. The Corporation has no obligation to purchase under the circumstance allowed in this subparagraph. If the Corporation fails to exercise the option hereunder by written notice within six (6) months after your termination of employment, the Corporation's option under this subparagraph (but not the other restrictions set forth herein) shall expire.

               (d)  The purchase price for shares under
          subsections (b) and (c) above shall be the fair market value of such shares determined as set forth in paragraph 7 hereof. The date of closing of such sale shall be set by the Corporation, but shall: (i) in the event of termination by reason of disability, be set for a period no earlier than thirty (30) days after the time for exercise of the option set forth in subparagraphs 3(c)(1), 3(c)(2) hereof or One Hundred Fifty (150) days after termination, whichever first occurs; and
          (ii) in the case of a termination under 6(c) hereof, be set for a date not less than thirty
          (30) days nor more than ninety (90) days after exercise of the option in paragraph 6(c). The Purchase Price shall be payable at closing as follows:

                    (1)  Payment of a down-payment in an
               amount equal to the total cash paid by you or your legal representative in exercising your option granted pursuant to this Agreement.

                    (2)  Delivery of a promissory note of
               the Corporation providing for payment of the balance of the Purchase Price in One Hundred Twenty (120) equal amortized installments of principal and accrued interest, with interest on the unpaid principal balance accruing at a rate of six percent (6%) per annum. The first monthly payment shall be due on the first day of the first calendar month following the date of the closing, and payments shall made monthly thereafter, on the first business day of each succeeding month, until the principal amount and accrued interest thereon are paid in full. The note shall further provide for acceleration and an interest rate of ten percent (10%) per annum in the event of default. All payments shall be applied first to accrued interest and then to principal.

               (e)  All shares issued as a result of this
          exercise of the option granted pursuant to this Agreement shall: (i) bear a legend noting that the transfer of such shares are subject to the restrictions set forth herein; and (ii) if the Corporation's lenders so require, to the same extent as required of William S. Levine, be pledged to the Corporation's lenders.

     3. Section 7 of the Agreement is deleted and the following is substituted therefor:

          7. FAIR MARKET VALUE.  For purposes of the
     Agreement, the fair market value of all the common shares of the Corporation shall be determined as of the last day of the fiscal year of the Corporation ending prior to the death, event resulting in permanent disability or termination of employment ("Valuation Date"). The fair market value of all common stock of the Corporation, as of any such Valuation Date, means:

               (a)  the average of:

                   (1)  the gross revenue of the
               Corporation for the Fiscal Year ending on the Valuation Date multiplied by 3.5, and

                   (2)  ten times Net Operating Income for
               the Fiscal Year ending on the Valuation Date.

               (b)  less the excess, if any, of Debt (as
          herein-after defined) of the Corporation over Assets of the Corporation on the last day of the Fiscal Year ending on the Valuation Date.

               (c)  For purposes of the above formula:

                   (1)  "Net Operating Income" means income
               of the Corporation before interest charges, depreciation and amortization and taxes.

                   (2)  "Assets" means the sum of cash,
               accounts receivable and the amount that would be paid to the Employer if all stock options granted to employees and not yet exercised by Employees were fully exercised.

                   (3)  "Debt" means debentures, long term
               debt, the current portion of long term debt, accounts payable, accrued liabilities, and the present value of any outstanding preferred stock issued by the Employer, as valued by the outside certified public accountants of the Employer. Notwithstanding the foregoing, if debt incurred as the result of an acquisition of stock or assets of another entity or entities during a fiscal year is in excess of $500,000 on the last day of the fiscal year, the amount considered as debt shall be an amount determined by multiplying the amount of such debt on the last day of the fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of the Employer during which such debt was outstanding and the denominator of which is 365.

                   (4)  "Corporation" means the Corporation
              and its subsidiaries that are consolidated with the Corporation for financial statement purposes.

                   (5)  Determination under the above
              formula shall be made by the outside
              independent certified public accountants in accordance with generally accepted accounting principles. The determination of such outside independent certified public accountants shall be final and conclusive for all purposes of the Plan.

              (d) Notwithstanding subsections (a) and (b), if during any 12-month period a total of more than 66-2/3% of the Shares is sold to one or more individuals or entities who are not Shareholders, the term Current Value on the next Valuation Date means the average purchase price, on a per Share basis, for all of such sold Shares, multiplied by the number of Shares.

          The fair market value of each share of common stock as of a Valuation Date shall mean the fair market value of all common stock of the Corporation as defined above divided by the sum of: (i) all shares of common stock issued and outstanding on the Valuation Date;
     (ii) the number of additional shares that would be outstanding if all stock options granted to employees were fully exercised; and (iii) all Incentive Share Awards theretofore made under the Corporation's Incentive Share Plan.

     4. Section 9 of the Agreement is deleted and the following is substituted therefor:

          9. REORGANIZATION. Subject to any action by the stockholders of the Corporation required by law, the number of Shares covered by your option, and the exercise price per Share in your option shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Corporation resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of such issued Shares effective without receipt of consideration by the Corporation (but only if the foregoing concern the class of capital stock to which the Shares belong).

          Subject to the any action by the stockholders of the Corporation required by law, if the Corporation shall be the surviving corporation in any merger of consolidation, your option shall continue in accordance with its terms but shall thereafter pertain to and apply to the securities to which a holder of the number of Shares subject to the option would have been entitled.

          In the event of a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation, your option shall terminate; provided that you shall, in such event, have the right for twenty (20) days following receipt of written notice of the proposed occurrence of such event (which 20-day period shall expire prior to consummation of such event) to exercise your option in whole or part.

          In the event of a change in the class of capital stock of the Corporation to which all the Shares belong, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be the Shares and the Shares within the meaning of this agreement.

          To the extent that the foregoing adjustments may be required, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive.

          Except as otherwise expressly provided in this Section, you shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, any dissolution, liquidation, merger, or consolidation involving the Corporation or any spin-off, sale or other disposition of assets or stock of any corporation (including, without limitation, the Corporation) and no issue by the Corporation of shares of stock of any class, securities convertible into or other rights to acquire shares of stock of any class, or any other form of debt or equity shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of shares of Stock subject to your option.

     5.  New sections 10 and 11 are inserted as follows:

          10.  TAX CONSEQUENCES.  This option and any
     exercise of this option involve significant tax consequences for you. You and the Corporation agree that, except as otherwise required by applicable income tax laws, the amount of ordinary income to be recognized by you (and the amount of the compensation deduction to be recognized by the Corporation) for income tax purposes shall be equal to the excess, if any, of the fair market value of the Stock above the exercise price paid therefor by you at the time you purchase such stock upon exercise of this option. In any event, you acknowledge that you have consulted with tax counsel or a tax advisor of your choice and understand the tax consequences of this option.

          11. LIMITED TAX INDEMNITY. Your options granted in the Agreement were issued in replacement for the incentive stock options which had earlier been granted to you totaling 112.5 shares and the 8.01 shares which you had the right to purchase pursuant to a Subscription Agreement dated January 21, 1985. Had the incentive stock options been retained, provided certain holding period requirements of section 422A of the Internal Revenue Code of 1986 were met, then upon exercise of those options you would not have recognized taxable income to the extent that the fair market value at the date of exercise exceeds the option price, and, upon any subsequent sale of the shares acquired through exercise of the options by you, the gain on sale would have constituted a capital gain rather than ordinary income. The Corporation agrees to pay to you at the time specified below an amount sufficient (after federal and state income taxes thereon) to cover (a) any federal and state income tax liability you actually incur in the year in which you exercise the options granted in this Agreement to the extent such actual tax liability exceeds (b) the tax liability you would have incurred had the options hereunder been qualifying incentive stock options under section 422A of the Code, had you satisfied the holding period requirements of section
     422A(a)(1) of the Code, and had you sold the shares acquired through the Incentive Stock Plan in the same year in which the options were exercised. Any payment required under this paragraph 11 shall be remitted by the Corporation to Moreno within sixty (60) days after provision by Moreno to the Corporation of a copy of his federal and state income tax returns actually filed for the year in which the options were exercised, and pro forma federal and state income tax returns prepared under the assumption set forth in clause (b). All such returns shall be prepared by a Big 6 accounting firm using generally accepted tax accounting principles.

     6. Paragraphs 10 and 11 are renumbered 12 and 13, respectively.

     7. Paragraph 10 of the Agreement (renumbered 12 hereunder) is deleted and the following is substituted therefor:

          12.  GOVERNING LAW.  This Agreement and Grant of
     Option is governed by, and shall be interpreted according to, the laws of the State of Arizona.

     8. Except as specifically amended hereby, the terms of the Agreement are ratified and reaffirmed.


                                   Very truly yours,

                                   OUTDOOR SYSTEMS, INC.



                                   By /S/ William S. Levine
                                      ----------------------

                                   William S. Levine
                                   Chairman of the Board